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                     August 31, 2023

       Gina Goetter
       Chief Financial Officer
       HASBRO, INC.
       1027 Newport Avenue
       Pawtucket, Rhode Island 02861

                                                        Re: HASBRO, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 25, 2022
                                                            Form 10-Q for the
Quarter Ended July 2, 2023
                                                            Response Dated July
26, 2023
                                                            File No. 001-06682

       Dear Gina Goetter:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing